Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael Walsh	Marilynn Meek – General Information
Senior Vice President, Finance	(212) 827-3773
(617) 236-3410

BOSTON PROPERTIES, INC. ANNOUNCES

FOURTH QUARTER 2007 RESULTS

Reports diluted FFO per share of $1.22	Reports diluted EPS of $1.02

BOSTON, MA, January 29, 2008 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the fourth quarter ended December 31, 2007.

Results for the quarter ended December 31, 2007

Funds from Operations (FFO) for the quarter ended December 31, 2007 were $147.5 million, or $1.24 per share basic and $1.22 per share diluted. This compares to FFO for the quarter ended December 31, 2006 of $141.9 million, or $1.21 per share basic and $1.18 per share diluted. The weighted average number of basic and diluted shares outstanding totaled 119,248,503 and 122,338,037, respectively, for the quarter ended December 31, 2007 and 116,895,438 and 121,456,257, respectively, for the quarter ended December 31, 2006.

Net income available to common shareholders was $123.8 million for the three months ended December 31, 2007, compared to $71.7 million for the quarter ended December 31, 2006. Net income available to common shareholders per share (EPS) for the quarter ended December 31, 2007 was $1.04 basic and $1.02 on a diluted basis. This compares to EPS for the fourth quarter of 2006 of $0.61 basic and $0.60 on a diluted basis. EPS for the quarter ended December 31, 2007 and 2006 reflects a reduction of $0.06 and $0.09, on a diluted basis, representing the amount of earnings allocated to the holders of Series Two Preferred Units of limited partnership interest in the Company’s Operating Partnership to account for their right to participate on an as-converted basis in the special dividend to be paid on January 30, 2008 to stockholders of record as of the close of business on December 31, 2007 and that was paid on January 30, 2007 to stockholders of record as of the close of business on December 29, 2006, respectively. EPS also includes $0.39 and $0.05, on a diluted basis, related to gains on sales of real estate and discontinued operations for the quarters ended December 31, 2007 and 2006, respectively.

Results for the year ended December 31, 2007

FFO for the year ended December 31, 2007 were $562.5 million, or $4.73 per share basic and $4.64 per share diluted, after a supplemental adjustment to exclude the loss from early extinguishment of debt associated with the sale of real estate. This compares to FFO for the year ended December 31, 2006 of $527.7 million, or $4.60 per share basic and $4.47 per share diluted, after a supplemental adjustment to exclude the loss from early extinguishment of debt associated with the sale of real estate. The loss from early extinguishment of debt associated with the sale of real estate totaled approximately $2.7 million, or $0.02 per share basic and diluted for the year ended December 31, 2007 and approximately $31.4 million, or $0.23 per share basic and $0.22 per share diluted for the year ended December 31, 2006. The weighted average number of basic and diluted shares outstanding totaled 118,838,524 and 122,453,781, respectively, for the year ended December 31, 2007 and 114,721,339 and 120,706,904, respectively, for the year ended December 31, 2006.

Net income available to common shareholders was $1,324.7 million for the year ended December 31, 2007, compared to $873.6 million for the year ended December 31, 2006. Net income available to common shareholders per share (EPS) for the year ended December 31, 2007 was $11.11 basic and $10.94 on a diluted basis. This compares to EPS for the year ended December 31, 2006 of $7.62 basic and $7.46 on a diluted basis.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter and year ended December 31, 2007. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of December 31, 2007, the Company’s portfolio consisted of 139 properties comprising approximately 43.8 million square feet, including 13 properties under construction totaling 3.9 million square feet and one hotel. The overall percentage of leased space for the 125 properties in service as of December 31, 2007 was 94.9%. The Company’s portfolio information and occupancy statistics exclude the Mountain View properties discussed below.

Significant events of the fourth quarter include:

•

On October 1, 2007, a joint venture in which the Company has a 50% interest, partially placed in-service 505 9th Street, a 325,000 net rentable square foot Class A office property located in Washington, D.C. On October 17, 2007, the construction financing on the property was converted to a ten-year fixed rate loan. The construction financing was comprised of (1) a $60.0 million loan commitment, which bore interest at a fixed rate of 5.73% per annum, with an outstanding balance of approximately $50.5 million, and (2) a $35.0 million loan commitment, which bore interest at a variable rate equal to LIBOR plus 1.25% per annum, with an outstanding balance of approximately $29.0 million. The new mortgage financing totaling $130.0 million bears interest at a fixed interest rate of 5.73% per annum and matures on November 1, 2017. Approximately $43.3 million of the excess loan proceeds have been placed in escrow with the lender until the completion of construction.

•

On October 1, 2007, the Company used available cash to repay the mortgage loans collateralized by its 504, 506, 508 and 510 Carnegie Center properties located in Princeton, New Jersey totaling approximately $65.0 million. There was no prepayment penalty associated with the repayment. The mortgage loans bore interest at a fixed rate of 7.39% per annum and were scheduled to mature on January 1, 2008.

•

On November 2, 2007, the Company entered into a forward-starting interest rate swap contract to lock the 10-year LIBOR swap rate on a notional amount of $25.0 million at a forward-starting 10-year swap rate of 5.05% per annum. The 10-year treasury rate is a component of the 10-year swap rate and the referenced contract effectively fixed the 10-year treasury rate at 4.38%. The swap contract goes into effect on July 31, 2008 and expires on July 31, 2018. On November 9, 2007 and November 16, 2007, the Company entered into treasury locks that fixed the 10-year treasury rate at 4.33% per annum and 4.24% per annum on notional amounts of $25.0 million, respectively. The treasury locks mature on July 31, 2008. The Company has effectively fixed the 10-year treasury rate at a weighted average interest rate of 4.63% per annum on notional amounts aggregating $525.0 million with its interest rate hedging program.

•

On November 20, 2007, the Company sold its Orbital Sciences Campus and Broad Run Business Park, Building E properties located in Loudon County, Virginia, for approximately $126.7 million in cash. The Orbital Sciences Campus and Broad Run Business Park, Building E properties are comprised of three Class A office properties aggregating approximately 337,000 net rentable square feet and an office/technical property totaling approximately 127,000 net rentable square feet, respectively.

•

On November 27, 2007, the Company acquired Mountain View Research Park for $183.0 million and Mountain View Technology Park for $40.0 million. The Research Park properties are comprised of sixteen Class A office and office/technical properties aggregating approximately 601,000 net rentable square feet located in Mountain View, California. The Technology Park properties are comprised of seven office/technical properties aggregating approximately 135,000 net rentable square feet located in Mountain View, California. The acquisition was financed with available cash. On January 7, 2008, the Company transferred the properties to its Value-Added Fund for an aggregate of approximately $223.2 million, consisting of approximately $100.2 million of cash and a promissory note having a principal amount of $123.0 million. The note bears interest at a rate of 7% per annum and matures in April 2008, subject to extension at the option of the Value-Added Fund until April 2009. The Company expects the Value-Added Fund to obtain third-party financing for the properties and repay the loan. In connection with the transfer of the Research Park and Technology Park properties to the Value-Added Fund, the Company and its partners agreed to certain modifications to the Value-Added Fund’s original terms, including bifurcating the Value-Added Fund’s promote structure such that Research Park and Technology Park will be accounted for separately from the non-Mountain View properties currently owned by the Value-Added Fund (i.e., Circle Star and 300 Billerica Road). As a result of the modifications, the Company’s interest in the Mountain View properties is approximately 39.5% and its interest in the non-Mountain View properties is 25%. Similar to the other Value-Added Fund properties, the Mountain View properties are not included in the Company’s portfolio information and occupancy statistics presented above. This investment completes the investment commitments from the Value-Added Fund partners.

•

On December 13, 2007, the Company acquired North First Business Park located in San Jose, California, at a purchase price of approximately $71.5 million. This property is comprised of five office properties aggregating approximately 191,000 net rentable square feet and three vacant properties all located on approximately 24 acres of land. The acquisition was financed with available cash. The Company expects to redevelop this site into approximately 1.3 million net rentable square feet of Class A office space.

•

On December 18, 2007, the Company announced that its Board of Directors declared a special cash dividend of $5.98 per common share payable on January 30, 2008 to shareholders of record as of the close of business on December 31, 2007. The decision to declare a special dividend was the result of the sales of assets in 2007, including 5 Times Square, Orbital Sciences Campus, Broad Run Business Park - Building E, Worldgate Plaza and Newport Office Park. The Board of Directors did not make any change in the Company’s policy with respect to regular quarterly dividends. The payment of the regular quarterly dividend of $0.68 per share and the special dividend of $5.98 per share will result in a total payment of $6.66 per share payable on January 30, 2008. Holders of common units of limited partnership interest in Boston Properties Limited Partnership, the Company’s Operating Partnership, as of the close of business on December 31, 2007 will receive the same total distribution, payable on January 30, 2008. Holders of Series Two Preferred Units of limited partnership interest will participate in the special cash dividend (separately from their regular February 2008 distribution) on an as-converted basis in connection with their regular May 2008 distribution payment as provided in the Operating Partnership’s partnership agreement.

•

On December 20, 2007, the Company executed a lease with Gibson, Dunn & Crutcher LLP for its 250 West 55th Street development project in New York City. The law firm will occupy approximately 222,000 square feet of office space in the approximately 1,000,000 net rentable square foot Class A office project beginning in the spring of 2010.

Transactions completed subsequent to December 31, 2007:

•

On January 29, 2008, the Wisconsin Place joint venture entity that owns and is developing the office component of the project (the “Office Entity”) (a joint venture entity in which the Company owns a 66.67% interest) obtained construction financing totaling $115.0 million collateralized by the office property. Wisconsin Place is a mixed-use development project consisting of office, retail and residential properties located in Chevy Chase, Maryland. The construction financing bears interest at a variable rate equal to LIBOR plus 1.25% per annum and matures on January 29, 2011 with two, one-year extension options.

2008 Outperformance Awards under the Second Amendment and Restatement of the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the “1997 Plan”):

As reported in the Company’s Current Report on Form 8-K filed earlier today, on January 24, 2008, the Company’s Compensation Committee approved outperformance awards under the 1997

Plan to officers and employees of the Company. These awards (the “2008 OPP Awards”) are part of a new broad-based, long-term incentive compensation program designed to provide the Company’s management team at several levels within the organization with the potential to earn equity awards subject to the Company “outperforming” and creating shareholder value in a pay-for-performance structure. 2008 OPP Awards utilize total return to shareholders (“TRS”) over a three-year measurement period as the performance metric and include two years of time-based vesting after the end of the performance measurement period (subject to acceleration in certain events) as a retention tool.

Recipients of 2008 OPP Awards will share in an outperformance pool if the Company’s TRS, including both share appreciation and dividends, exceeds absolute and relative hurdles over a three-year measurement period from February 5, 2008 to February 5, 2011, based on the average closing price of a share of the Company’s common stock (a “REIT Share”) for the five trading days prior to and including February 5, 2008. The aggregate reward that recipients of all 2008 OPP Awards can earn, as measured by the outperformance pool, is subject to a maximum cap of $110 million, although OPP awards for an aggregate of up to approximately $104.8 million have been allocated and will be granted on February 5, 2008. The balance remains available for future grants. Investors are encouraged to refer to the Form 8-K referenced above for a detailed discussion of the terms and conditions of the 2008 OPP Awards, including the manner in which the outperformance pool is calculated. The Company expects that under Statement of Financial Accounting Standards No. 123(R) “Share-Based Payment” the 2008 OPP Awards will have an aggregate value of approximately $19—$20 million, which amount will generally be amortized into earnings over the five-year plan period (although awards for retirement-eligible employees will be amortized over a three-year period) and has been reflected in the 2008 guidance below.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2008 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.

	First Quarter 2008			Full Year 2008
	Low	—	High	Low	—	High
Projected EPS (diluted)	$0.56	—	$0.57	$2.43	—	$2.53
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.53	—	0.53	2.12	—	2.12
Less:
Projected Company Share of Gains on Sales of Real Estate	0.00	—	0.00	0.00	—	0.00

Projected FFO per Share (diluted)	$1.09	—	$1.10	$4.55	—	$4.65

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions, dispositions or financings. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

On August 31, 2007, the Financial Accounting Standards Board (the “FASB”) issued proposed FASB Staff Position No. APB 14-a “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “proposed FSP”) that would require the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As disclosed in the Company’s most recent Form 10-Q, the proposed FSP, if issued as currently contemplated, would require that the initial debt proceeds from the sale of Boston Properties Limited Partnership’s (“BPLP”) $862.5 million of 2.875% exchangeable senior notes due 2037 and $450.0 million of 3.75% exchangeable senior notes due 2036 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount would be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. Based on the Company’s understanding of the application of the proposed FSP, this would result in an aggregate of approximately $0.13 - $0.14 per share (net of incremental capitalized interest) of additional non-cash interest expense for fiscal 2008. Excluding the impact of capitalized interest, the additional non-cash interest expense would be approximately $0.15 - $0.16 per share, and this amount (before netting) would increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. The 45-day comment period for the proposed FSP ended on October 15, 2007 and the FASB was scheduled to commence deliberations of the guidance in the proposed FSP in January 2008. There can be no assurance that the proposed FSP will be issued in the form currently contemplated by the FASB, or at all, and therefore its ultimate impact on the Company’s interest expense may differ materially from the aforementioned estimate. Accordingly, the guidance set forth in the table above also does not include the potential impact of the proposed FSP.

Boston Properties will host a conference call tomorrow, January 30, 2008 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full fiscal year 2007 results, the 2008 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (800) 218-0530 (Domestic) or (303) 205-0055 (International); no passcode required. A replay of the conference call will be available through February 6, 2008, by dialing (800) 405-2236 (Domestic) or (303) 590-3000 (International) and entering the passcode 11105622. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section, through www.fulldisclosure.com for individual investors, or through the password-protected event management site, www.streetevents.com, for institutional investors. Shortly after the call a replay of the webcast and a podcast will be available on the Company’s website, www.bostonproperties.com, in the Investor Relations section, and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2007 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com. These materials are also available by contacting Investor Relations at (617) 236-3322 or by written request to:

Investor Relations

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199-8103

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, the effects of acquisitions and dispositions (including the exact amount and timing of any related special dividend and possible impairment charges) on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2008, whether as a result of new information, future events or otherwise.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental:
Base rent	$277,088	$275,049	$1,084,308	$1,092,545
Recoveries from tenants	46,926	42,170	184,929	178,491
Parking and other	16,845	15,211	64,982	57,080

Total rental revenue	340,859	332,430	1,334,219	1,328,116
Hotel revenue	13,121	11,417	37,811	33,014
Development and management services	5,378	5,661	20,553	19,820
Interest and other	21,432	11,554	89,706	36,677

Total revenue	380,790	361,062	1,482,289	1,417,627

Expenses
Operating:
Rental	116,465	106,519	455,840	437,705
Hotel	9,059	8,106	27,765	24,966
General and administrative	16,594	16,198	69,882	59,375
Interest	68,289	71,423	285,887	298,260
Depreciation and amortization	71,421	68,924	286,030	270,562
Losses from early extinguishments of debt	—	11	3,417	32,143

Total expenses	281,828	271,181	1,128,821	1,123,011

Income before minority interest in property partnership, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	98,962	89,881	353,468	294,616
Minority interests in property partnerships	(84)	—	(84)	2,013
Income from unconsolidated joint ventures	805	1,340	20,428	24,507

Income before minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	99,683	91,221	373,812	321,136
Minority interest in Operating Partnership	(23,181)	(25,789)	(64,916)	(69,999)

Income before gains on sales of real estate and discontinued operations	76,502	65,432	308,896	251,137
Gains on sales of real estate, net of minority interest	—	1,183	789,238	606,394

Income before discontinued operations	76,502	66,615	1,098,134	857,531
Discontinued operations:
Income from discontinued operations, net of minority interest	862	5,040	6,206	16,104
Gains on sales of real estate from discontinued operations, net of minority interest	46,426	—	220,350	—

Net income available to common shareholders	$123,790	$71,655	$1,324,690	$873,635

Basic earnings per common share:
Income available to common shareholders before discontinued operations	$0.64	$0.57	$9.20	$7.48
Discontinued operations, net of minority interest	0.40	0.04	1.91	0.14

Net income available to common shareholders	$1.04	$0.61	$11.11	$7.62

Weighted average number of common shares outstanding	119,249	116,895	118,839	114,721

Diluted earnings per common share:
Income available to common shareholders before discontinued operations	$0.63	$0.56	$9.06	$7.32
Discontinued operations, net of minority interest	0.39	0.04	1.88	0.14

Net income available to common shareholders	$1.02	$0.60	$10.94	$7.46

Weighted average number of common and common equivalent shares outstanding	120,878	119,190	120,780	117,077

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(in thousands, except for share amounts)
	(unaudited)
ASSETS
Real estate	$9,077,528	$8,819,934
Real estate held for sale, net	221,606	433,492
Construction in progress	700,762	115,629
Land held for future development	249,999	183,403
Less: accumulated depreciation	(1,531,707)	(1,392,055)

Total real estate	8,718,188	8,160,403
Cash and cash equivalents	1,506,921	725,788
Cash held in escrows	186,839	25,784
Marketable securities	22,584	—
Tenant and other receivables, net of allowance for doubtful accounts of $1,901 and $2,682, respectively	58,074	57,052
Accrued rental income, net of allowance of $829 and $783, respectively	300,594	327,337
Deferred charges, net	287,199	274,079
Prepaid expenses and other assets	30,566	40,868
Investments in unconsolidated joint ventures	81,672	83,711

Total assets	$11,192,637	$9,695,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$2,726,127	$2,679,462
Unsecured senior notes, net of discount	1,471,913	1,471,475
Unsecured exchangeable senior notes, net of discount	1,294,126	450,000
Unsecured line of credit	—	—
Accounts payable and accrued expenses	145,692	102,934
Dividends and distributions payable	944,870	857,892
Accrued interest payable	54,487	47,441
Other liabilities	232,705	239,084

Total liabilities	6,869,920	5,848,288

Commitments and contingencies	—	—

Minority interests	653,892	623,508

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 119,581,385 and 117,582,442 shares issued and 119,502,485 and 117,503,542 shares outstanding in 2007 and 2006, respectively	1,195	1,175
Additional paid-in capital	3,305,219	3,119,941
Earnings in excess of dividends	394,324	108,155
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(29,191)	(3,323)

Total stockholders’ equity	3,668,825	3,223,226

Total liabilities and stockholders’ equity	$11,192,637	$9,695,022

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(in thousands, except for per share amounts)
	(unaudited)
Net income available to common shareholders	$123,790	$71,655	$1,324,690	$873,635
Add:
Minority interest in Operating Partnership	23,181	25,789	64,916	69,999
Minority interests in property partnerships	84	—	84	(2,013)
Less:
Income from unconsolidated joint ventures	805	1,340	20,428	24,507
Gains on sales of real estate, net of minority interest	—	1,183	789,238	606,394
Income from discontinued operations, net of minority interest	862	5,040	6,206	16,104
Gains on sales of real estate from discontinued operations, net of minority interest	46,426	—	220,350	—

Income before minority interest in property partnership, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	98,962	89,881	353,468	294,616
Add:
Real estate depreciation and amortization (2)	73,306	71,495	295,635	283,350
Income from discontinued operations	1,009	5,942	7,274	19,081
Income from unconsolidated joint ventures (3)	805	1,340	4,975	6,590
Less:
Minority interest in property partnership’s share of funds from operations	437	—	437	479
Preferred distributions (4)	926	1,431	4,266	9,418

Funds from operations (FFO)	172,719	167,227	656,649	593,740
Add:
Losses from early extinguishments of debt associated with the sales of real estate	—	—	2,675	31,444

Funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	172,719	167,227	659,324	625,184
Less:
Minority interest in the Operating Partnership’s share of funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	25,185	25,377	96,808	97,519

Funds from operations available to common shareholders after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$147,534	$141,850	$562,516	$527,665

Our percentage share of funds from operations—basic	85.42%	84.82%	85.32%	84.40%

Weighted average shares outstanding—basic	119,249	116,895	118,839	114,721

FFO per share basic after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.24	$1.21	$4.73	$4.60

FFO per share basic	$1.24	$1.21	$4.71	$4.37

Weighted average shares outstanding—diluted	122,338	121,456	122,454	120,707

FFO per share diluted after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.22	$1.18	$4.64	$4.47

FFO per share diluted	$1.22	$1.18	$4.62	$4.25

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after a specific and defined supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP. However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO nor FFO as adjusted should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO as adjusted represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $71,421, $68,924, $286,030 and $270,562, our share of unconsolidated joint venture real estate depreciation and amortization of $2,074, $2,250, $8,247 and $9,087 and depreciation and amortization from discontinued operations of $234, $1,528, $2,948 and $6,197, less corporate-related depreciation and amortization of $423, $295, $1,590 and $1,584 and adjustment of asset retirement obligations of $0, $912, $0 and $912 for the three months and year ended December 31, 2007 and 2006, respectively.
(3)	Excludes approximately $15.5 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of Worldgate Plaza for the year ended December 31, 2007. Excludes approximately $17.9 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale 265 Franklin Street for the year ended December 31, 2006.
(4)	Excludes approximately $8.7 million and $5.6 million for the three months and year ended December 31, 2007, respectively, and approximately $12.2 million for the three months and year ended December 31, 2006 of income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that followed previously completed sales of real estate.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2007	December 31, 2006
Greater Boston	93.3%	89.9%
Greater Washington, D.C.	99.1%	98.0%
Midtown Manhattan	99.5%	99.9%
Princeton/East Brunswick, NJ	83.3%	87.9%
Greater San Francisco	91.1%	90.2%

Total Portfolio	94.9%	94.2%

	% Leased by Type
	December 31, 2007	December 31, 2006
Class A Office Portfolio	95.4%	94.7%
Office/Technical Portfolio	86.1%	84.5%

Total Portfolio	94.9%	94.2%